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                           CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors of Smith Barney Holdings Inc.:

We consent to the incorporation by reference in the Registration Statement of Smith Barney Holdings Inc. (the "Company") on Form S-3, filed with the Securities and Exchange Commission on or about December 11, 1996, of our report dated January 16, 1996 on our audits of the consolidated financial statements and financial statement schedules of Smith Barney Holdings Inc. and Subsidiaries as of December 31, 1995 and 1994 and for the three years in the period ended Decemnber 31 1995, which report is included in the Annual
Report on Form 10-K of the Company for the fiscal year ended December 31, 1995. We also consent to the reference to our firm under the caption "Experts."


                                      Coopers & Lybrand L.L.P.


New York, New York
December 11, 1996.